Exhibit 23

We hereby consent to the incorporation by reference in the December 1, 1987 Prospectus (Registration No. 33-07056-A) of our report, dated February 15, 2005, on the financial statements of Yager/Kuester Public Fund Limited Partnership, which appears on page F-1 of this annual report on Form 10-KSB for the year ended December 31, 2004, and to the reference of our Firm under the caption “Experts” in such Prospectus.

/S/ Scott McElveen, L.L.P.

Columbia, South Carolina
February 15, 2005

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Form 10-KSB of our report, dated February 20, 2004, on the financial statements of Yager/Kuester Public Fund Limited Partnership, which appears on page F-2 of the 2004 10-KSB of Yager/Kuester Public Fund Limited Partnership.

/s/ McGLADREY & PULLEN, LLP

Charlotte, North Carolina
March 29, 2005